Exhibit 23.1
Independent Auditors’ Consent
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-40959, 333-56440, 333-01533, 333-52842, 333-101657, 333-110643, 333-120837, 333-133885, 333-133309, 333-139782, 333-137825, 333-100514, 333-147870, 333-157961, 333-161580, and 333-169068) of Emulex Corporation, of our report dated November 10, 2010, relating to the consolidated financial statements of ServerEngines Corporation as of and for the year ended December 31, 2009 which report appears in the Form 8-K/A of Emulex Corporation dated August 25, 2010. As discussed in Note 9, on August 25, 2010, ServerEngines Corporation was acquired by Emulex Corporation.
/s/ KPMG LLP
Mountain View, California
November 10, 2010